Exhibit 99.1

PRESS RELEASE

MARCH 24, 2009

SAUER-DANFOSS INC. REPORTS FINAL FOURTH QUARTER 2008 RESULTS

CHICAGO, Illinois, USA, March 24, 2009 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its final results for the fourth quarter and full year ended December 31, 2008, and the filing of its Annual Report on Form 10-K.  These final results update and supersede the Company’s preliminary results released on March 16, 2009.

Fourth Quarter and Full Year Earnings

The Company reported a net loss of $90.6 million, or $1.88 per share, for the fourth quarter 2008, compared to net income of $8.7 million, or $0.18 per share, for the fourth quarter of 2007.  The Company’s net loss for full year 2008 totaled $29.1 million, or $0.60 per share, compared to net income of $47.2 million, or $0.98 per share, for the same period last year.

Long-Lived Asset and Goodwill Impairment Charges

When the Company issued its preliminary financial results on March 16, 2009, it reported that it had not yet completed its required long-lived asset impairment analysis and preliminary results included an estimated impairment charge.  The Company has now finished that analysis and has recorded an actual impairment charge of $35.3 million, or $0.53 per share, impacting the Work Function segment.  In addition, the Company had previously reported goodwill impairment charges of $22.9 million, or $0.44 per share, impacting the Work Function and Controls segments.

Company Files its Annual Report on Form 10-K

Please refer to the Company’s Form 10-K for a complete discussion of the fourth quarter and full year financial results.  An electronic copy of the 10-K is available through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com.  In addition, shareholders can receive a printed copy of the Form 10-K, containing the Company’s complete audited financial statements, free of charge by sending a written request to Sauer-Danfoss Inc., Attn:  Investor Relations, 2800 E. 13th Street, Ames, IA  50010.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.

More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars in thousands	December 31,	December 31,	December 31,	December 31,
except per share data)	2008	2007	2008	2007
Net sales	371,388	494,173	2,090,513	1,972,548
Cost of sales	333,375	397,572	1,654,903	1,544,846
Gross profit	38,013	96,601	435,610	427,702
Research and development	20,732	20,014	82,915	70,552
Selling, general and administrative	55,664	57,218	258,491	233,809
Loss on sale of businesses and asset disposals	10,289	177	9,604	9,412
Impairment charges	58,208	—	58,208	—
Total operating expenses	144,893	77,409	409,218	313,773
Income (loss) from operations	(106,880)	19,192	26,392	113,929
Nonoperating income (expenses):
Interest expense, net	(5,318)	(6,022)	(24,628)	(22,741)
Minority interest in income of consolidated companies	(1,901)	(6,051)	(17,811)	(21,562)
Other, net	4,692	(140)	966	(3,589)
Income (loss) before income taxes	(109,407)	6,979	(15,081)	66,037
Income taxes	18,796	1,718	(14,060)	(18,839)
Net income (loss)	(90,611)	8,697	(29,141)	47,198
Net income (loss) per share:
Basic net income (loss) per common share	(1.88)	0.18	(0.60)	0.98
Diluted net income (loss) per common share	(1.88)	0.18	(0.60)	0.98
Weighted average shares outstanding
Basic	48,237	48,099	48,226	48,094
Diluted	48,237	48,493	48,226	48,327
Cash dividends declared per common share	0.18	0.18	0.72	0.72

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Propel	184,225	233,327	1,016,609	940,692
Work Function	99,748	134,697	561,416	534,040
Controls	87,415	126,149	512,488	497,816
Total	371,388	494,173	2,090,513	1,972,548
Segment Income (Loss)
Propel	9,501	35,371	156,805	146,617
Work Function	(73,208)	(5,164)	(65,699)	(2,886)
Controls	(37,182)	985	(21,386)	17,740
Global Services and Other Expenses, net	(1,296)	(12,140)	(42,362)	(51,131)
Total	(102,185)	19,052	27,358	110,340

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income (loss)	(29,141)	47,198
Depreciation and amortization	112,962	102,303
Impairment Charges	58,208	—
Minority interest in income of consolidated companies	17,811	21,562
Net change in receivables, inventories, and payables	40,385	(64,033)
Other, net	(16,707)	(8,890)
Net cash provided by operating activities	183,518	98,140
Cash flows from investing activities:
Purchases of property, plant and equipment	(198,634)	(135,633)
Proceeds from sale of property, plant and equipment	11,141	6,496
Proceeds from sale of businesses	—	6,932
Net cash used in investing activities	(187,493)	(122,205)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	51,799	71,436
Performance unit compensation excess tax deduction	1,534	145
Cash dividends	(34,728)	(33,636)
Distribution to minority interest partners	(13,881)	(15,889)
Net cash provided by financing activities	4,724	22,056
Effect of exchange rate changes	(4,393)	(314)
Net decrease in cash and cash equivalents	(3,644)	(2,323)
Cash and cash equivalents at beginning of year	26,789	29,112
Cash and cash equivalents at end of year	23,145	26,789

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	23,145	26,789
Accounts receivable, net	239,881	318,152
Inventories	326,688	318,836
Other current assets	50,754	56,365
Total current assets	640,468	720,142
Property, plant and equipment, net	598,435	562,818
Other assets	228,773	217,462
Total assets	1,467,676	1,500,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	65,512	59,415
Long-term debt due within one year	58,005	208,819
Accounts payable	149,512	168,015
Other accrued liabilities	146,888	128,358
Total current liabilities	419,917	564,607
Long-term debt	367,922	175,811
Long-term pension liability	90,966	70,777
Deferred income taxes	44,243	40,930
Other liabilities	66,727	62,253
Minority interest in net assets of consolidated companies	67,655	60,544
Stockholders’ equity	410,246	525,500
Total liabilities and stockholders’ equity	1,467,676	1,500,422

Debt to total capital ratio (1)	51%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.